Exhibit 99.1

MRC Global Announces the Hiring of Kelly Youngblood

as Executive Vice President

Houston, TX – September 27, 2019 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced Kelly Youngblood is joining MRC Global, effective November 18, 2019. Mr. Youngblood will initially hold the title of Executive Vice President until the retirement of James E. Braun, Executive Vice President and Chief Financial Officer (CFO), on March 1, 2020, at which time, Mr. Youngblood will assume the role of Executive Vice President and CFO.

Mr. Youngblood brings more than 30 years of energy and finance expertise to MRC Global. He joins MRC Global from BJ Services, LLC, the largest North American-focused pure-play pressure pumping services provider where he serves as Executive Vice President and CFO. In the CFO role, Mr. Youngblood has helped develop and execute strategic, operational and financial goals. He was responsible for the company’s finance, supply chain and information technology functions. He has held a wide variety of finance and accounting roles in his career, including investor relations, financial accounting, and operations accounting in the oilfield services sector. He also has a deep understanding of energy markets.

Prior to being CFO at BJ Services, Mr. Youngblood was the Senior Vice President and CFO at Diamond Offshore Drilling, Inc. Before that, he held a variety of finance and accounting positions of increasing responsibility at Halliburton, including Vice President of Investor Relations, where he was awarded Institutional Investor magazine’s Best Investor Relations for the Oil Services and Equipment Sector twice. Mr. Youngblood received his BBA from Cameron University and is a Certified Public Accountant.

“We are pleased to welcome Kelly to MRC Global. His extensive oilfield services experience and breadth of finance and strategic experience make him an ideal fit to serve as our CFO as we continue to drive our strategy to maximize shareholder returns. His leadership, experience and reputation as a seasoned financial executive make him a great addition to our team,” said Andrew Lane, president and CEO of MRC Global.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and related infrastructure products and services to the energy industry, based on sales. Through approximately 300 service locations worldwide, over 3,500 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com 832-308-2847

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